SERVICE AGREEMENT BETWEEN PETRO STOPPING CENTERS, LP
                               AND SIRICOMM, INC


         This Agreement entered into this 20`h day of December 2005 between SiriCOMM, Inc. ("SiriCOMM"), a Delaware corporation having its principal place of business at 2900 Davis Blvd, Suite 130, Joplin, Missouri 64804, and Petro Stopping Centers, LP ("Petro") a Delaware limited partnership, having its principal place of business at 6080 Surety Drive, El Paso, TX 79905.

         WHEREAS, SiriCOMM is in the process of developing a wireless network of hot spots ("SiriCOMM Wi-Fi Hot Spot") for the commercial transportation industry market that will allow users to connect to the SiriCOMM network through wireless transmission and receiving equipment installed in strategic locations that will include, but not be limited to, travel centers, trucking company domiciles and weigh stations.

         NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Term. The "Initial Term" shall begin on the date hereof, (the "Effective Date"), and end upon the completion of 36-months. The Agreement will be automatically extended ("Extended Term") on a year-to-year basis upon the expiration of the Initial Term, unless either party has delivered written notice of its intent to terminate the Agreement at least ninety (90) days prior to the end of the Initial Term. Either party may terminate this Agreement during the Extended Term upon sixty (60) days prior written notice. Term shall mean the Initial Term and the Extended Term.

         2. Infrastructure. SiriCOMM shall be responsible for installation of the SiriCOMM Wi-Fi Hot Spot at each of the corporate Petro Stopping Center locations and each of the franchise locations that requesting the network service. As Petro adds new facilities, SiriCOMM will install network equipment and have the network 100% functional by the opening day of business if requested and/or desired. SiriCOMM will install 90-days from notification or prior to opening of each new facility, whichever is later. Components at each location shall include: a two-way VSAT dish with receiver/transmitter (1.2 or 1.8 meters in diameter depending on geographic location), satellite router, remote server, wireless transmission equipment including Wireless-Fidelity (Wi-Fi) access points, wiring, and all other necessary equipment and software (the "Equipment") to render the network serviceable. WiFi coverage will include inside the restaurant, mall area, Petro Lube, and the parking lot unless technically prohibitive.

         3. Acceptable Use. SiriCOMM's wireless network may only be used for lawful purposes. Transmission of any material in violation of any Federal, state or local regulation is prohibited. This includes without limitation material protected by trade secret, copyrighted material, and material legally judged to be threatening or obscene, any access to and use of other networks connected to SiriCOMM, including the Internet, must comply with the rules and behavior guidelines of that network. SiriCOMM will cooperate with appropriate law enforcement agencies and other parties involved in investigating claims of illegal or inappropriate activity. SiriCOMM reserves the right to disclose customer information to the extent authorized by federal surveillance statutes.

         4. Installation. It is anticipated between the parties that network installation shall commence following the execution of this Agreement or in the first full week of January 2006. The details will be mutually agreed upon following a meeting to discuss the process. Except where conditions prohibit, SiriCOMM shall install a SiriCOMM Wi-Fi Hot Spot at all Petro sites in 120 days or less.

         5. Equipment Ownership. Petro acknowledges that the Equipment shall at all times remain the property of SiriCOMM and agrees not to adjust, operate, modify, move, or affect in any way the Equipment without prior approval from SiriCOMM.

         6. Operations. SiriCOMM will be responsible for the activities of the Network Operations Center (NOC) at its sole expense. The NOC activities shall include 24/7 monitoring of service, network maintenance, and a customer service center. The 24x7 customer service number is 800-851-6952. Should maintenance personnel be necessary at a Petro facility, such maintenance shall be the sole responsibility of SiriCOMM.

         7. On-Site Tasks. Situations may arise that require on-site attention. If SiriCOMM is unable to coordinate timely on-site maintenance, SiriCOMM may call upon third party contractors to perform required tasks. In the event SiriCOMM has to make use of third party contractors, the complete task will be monitored and supported at all times by SiriCOMM technical staff. Petro agrees that store personnel will provide reasonable assistance to SiriCOMM support personnel with troubleshooting issues such as checking cable and power connections and powering equipment on and off if necessary.

         8. Connectivity. SiriCOMM will be responsible for providing necessary data access at each location at its sole expense.

         9. Facility Access. Petro will assure to SiriCOMM reasonable access to its Stopping Center facilities to install and maintain the Equipment. All installation methods will be approved by Petro prior to installation. SiriCOMM will install a VSAT dish on the facility roof (where applicable) and will install its VSAT router, server and wireless transmission equipment inside the facility in such manner that the installation is unobtrusive to Petro employees and customers. SiriCOMM agrees that it will operate its equipment in a manner that will not interfere with Petro's existing communication systems, or the existing equipment of any other tenant sharing the use of this location, and Petro covenants with SiriCOMM that it shall not permit the location of any equipment upon the premises that would provide harmful interference with SiriCOMM equipment. Petro shall require that all future operators designed to use this location will first coordinate with SiriCOMM to ensure that their frequencies and antenna locations will be compatible with SiriCOMM's so to prevent future harmful interference. If SiriCOMM cannot satisfactorily eliminate such interference, then Petro will not allow the radio operator to place radio equipment on the premises.

         10. Power Back-up. Petro will provide power consistent with the local provider. SiriCOMM will be responsible for power backup and protection of the equipment.

         11. Emergency Network Service. SiriCOMM shall provide at no cost to Petro, emergency network service access (redundancy) as stand-in for Petro's terrestrial data network when/if the network has an outage. Petro will be responsible for all costs associated with developing such redundancy to include, software and/or hardware that is necessary to enable the redundant network capability. The redundancy provided by SiriCOMM will be limited to a reasonable amount of time, not to exceed a 24-hour period for Petro's terrestrial based network to be repaired and all services transitioned back to the original form. In the case of a catastrophic event, SiriCOMM will provide said service for up to 7-days. At the end of the 7th day, Petro will begin paying SiriCOMM $50 each day until service is restored to its original form. Reference attachment "A" that will identify the collaborative solution from SiriCOMM and Petro.

         12. Signage. Petro, to the extent it may legally do so and is esthetically within Petro's standards, will make available visible space at each of its properties for SiriCOMM to present signage and/or other marketing materials related to SiriCOMM services and network access. SiriCOMM will provide at its cost the signage and installation and removal of said signage.

         13. Marketing. Petro and SiriCOMM will jointly develop and execute mutually beneficial marketing, communications, and promotional activities. Such activities will consist of direct telephone and mail marketing, direct print advertising in trade journals, Internet advertising, public and media relations, third party industry analyst briefings and relations, and select trade conference activities. SiriCOMM may reference Petro in marketing literature with prior Petro review and approval of such usage. The cost of the materials will be the responsibility of the party that is requesting the permission and/or providing the service unless otherwise agreed upon by both parties.

         14. Hyperlinks. Petro and SiriCOMM shall enter into a Hyperlink Agreement as may be agreed through good faith negotiations of the parties through which Petro will provide on its Website a link to SiriCOMM's Website and SiriCOMM will provide on its Website a link to Petro Website;

         15. Steering Committee. SiriCOMM and Petro shall participate in a Steering Committee through designated personnel from each company. The Steering Committee's intent is to meet on a set schedule to review the status and direction of the Parties' relationship, the success of products, product development, and any issues or concerns of either Party regarding the matters that are the subject of this Agreement. All details regarding time (no less than twice per year and in conjunction with trade events, e.g ATA, TMC, Mid-American Trucking Show, GATS, etc.), manner, place and agenda for such meetings shall be decided by the Steering Committee;

         16. Consideration.

                  16.1 Petro will receive commission payments through the SiriCOMM reseller program from Mundo. Petro will resell SiriCOMM's InTouch service (Internet access) at the register and then Mundo will manage the funds distribution process between Petro and Mundo accordingly.

                  16.2 It is anticipated by SiriCOMM and Petro that, from time to time, they will cooperate to develop new travel center-related software applications to be launched across the VSAT network. The parties agree to negotiate in good faith specific revenue sharing provisions for such developments using factors such as design and development cost, bandwidth requirement, etc., to determine revenue sharing.

         17. Termination for Cause. Either party may terminate this Agreement for Cause. "Cause" shall mean a breach by the other party of any material provision of this Agreement, provided that written notice of the breach has been given to the breaching party, and the breach has not been cured within thirty
(30) days after delivery of such notice. SiriCOMM agrees to remove all equipment listed above and make any repairs deemed necessary to Petro facilities within 120 days of agreement termination.

         18. Confidential Information. Commencing on the Effective Date and continuing for a period of 30-days from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received by the disclosing party or otherwise discovered by the receiving party during the term of this Agreement, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the technology, business affairs, and marketing or sales plans (collectively the "Confidential Information"). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to Information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality:
(b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information or (e) is required to be disclosed by law, regulation, or court or governmental order.

         19. Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         20. Service Marks, Trademarks and Publicity. Neither party shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party's prior written approval.

         21. Notice. All notice hereunder shall be in writing and either transmitted via overnight courier, electronic mail, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the parties at the addresses provided on page 1. Notices will be deemed to have been given when received.

         22. Entire Agreement. This Agreement (and any Attachments and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties.

         23. Dispute Resolution. Any dispute or claim in law or equity arising out of this Agreement shall be decided by binding arbitration held in and in accordance with the applicable rules of the American Arbitration Association, and shall be heard in the state of Missouri. Judgment upon any award rendered may be entered in any court having jurisdiction. The parties shall have the right of discovery in accordance with the laws of the state wherein such arbitration is to be heard. The filing of a judicial action to enable the recording of a notice pending action, for order of attachment, receivership, injunction or other provisional remedies, shall not constitute waiver of the right to arbitrate under this provision. Should either party seek to enforce the provision of this memorandum or any arbitration award against the other, the prevailing party shall be entitled to an award of reasonable attorney's fees, arbitration filing and forum costs and court cost incurred.

         24. Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SIRICOMM MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO AN IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Neither party will be liable to the other party for any indirect, special, punitive or consequential damages, including but not limited to damages based on loss of service, revenue, profits or business opportunities.

         25. Indemnities. SiriCOMM shall repair any damage to the Premises caused by SiriCOMM, its employees, or its agents. SiriCOMM shall hold harmless and indemnify Petro from and against any and all losses or damages (including reasonable attorneys' fees) arising from or with respect to our installation, maintenance, operation or removal of the Equipment, except to the extent caused by negligent or intentional acts or omissions, of Petro or its agents or its employees. Petro will reimburse SiriCOMM for all costs to repair or replace any Equipment damaged by Petro, its agents, or its employees.

         26. Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the successors, assigns, heirs, and personal representative of the parties.

         In Witness Whereof, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

Petro Stopping Centers, LP


By: /s/ Richard Tisdale
----------------------------------
Name: Richard Tisdale
Title: Chief Information Officer


SiriCOMM, Inc.

By: /s/ David N. Mendez
-----------------------------------
Name: David N. Mendez
Title: Executive Vice President

                                  ATTACHMENT A:

Network Failover Solution for Petro Stopping Centers

Due to the design of the SiriCOMM's network, there are two possible solutions for this problem and testing will be required once we have a pilot site online to determine which solution will work.

Option 1:

         This option is the preferred method as it allows for a configuration that is almost identical to the primary connection in Petro sites with the new Cisco 2800 series router. With this option, SiriCOMM will provide Petro with an Ethernet connection between the Cisco 2800 and our remote server. This will allow access to the Internet and as a result, the ability to configure a secure VPN from the Cisco 2800 to the Petro headquarters router. Potential issues that must be addressed include the possibility that the design of our network will prevent a tunnel from being established or its stability will be poor. There are several possible solutions for this problem, should it arise, and testing must be completed to determine the best course of action.

Petro Failover Option #1

                               [GRAPHIC OMITTED]

Option 2:

         This option will require that a satellite system and remote server be installed at the Petro headquarters to act as a VPN concentrator. As with option 1, an Ethernet connection will be provided between the Cisco 2800 and our remote server. An IPSec encrypted tunnel will be created between each remote server at the stopping centers back to the central concentrator at Petro headquarters. Through this tunnel, traffic can be routed from the Cisco 2800 to any device at Petro headquarters.

Petro Failover Option #2

                               [GRAPHIC OMITTED]